EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-162181) on Form S-3 and Registration Statement (No. 333-140854) on Form S-8 of Bolt Technology Corporation of our reports dated September 10, 2010, relating to our audits of the consolidated financial statements and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Bolt Technology Corporation for the year ended June 30, 2010.

/s/ McGladrey & Pullen, LLP
Stamford, Connecticut
September 10, 2010